Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli or Mary Magnani
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS COMPLIANCE PERIOD FOR NASDAQ MINIMUM BID PRICE RULE EXTENDED THREE MONTHS

SAN DIEGO, CA, October 23, 2008 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, announced today that it received a NASDAQ letter (the "Notice") dated October 22, 2008 indicating that NASDAQ has suspended, for a three month period, the enforcement of the rule requiring a minimum bid price of publicly held shares. The Company will now have until April 13, 2009 to achieve compliance with the rule.

On July 10, 2008, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that for the last 30 consecutive trading days, the Company’s publicly held shares had closed below the minimum $1.00 per share requirement under Marketplace Rule 4450(a)(5).

On October 16, 2008, NASDAQ implemented a temporary suspension of enforcement of Marketplace Rule 4450(a)(5) until Friday, January 16, 2009, due to the volatility of current market conditions.  As a result of the temporary suspension, NASDAQ informed the Company that its deadline for compliance with Marketplace Rule 4450(a)(5) has been extended from January 6, 2009 to April 13, 2009.

During this interim period, the Company’s common stock is expected to continue to trade on The NASDAQ Global Market.  If compliance with Marketplace Rule 4450(a)(5) cannot be demonstrated by April 13, 2009, the staff of The NASDAQ Stock Market Listing Qualifications department (the “Staff”) will deliver a written notification to the Company that its securities will be delisted from The NASDAQ Global Market.  If the Company receives a delisting notice, the Company may appeal the Staff’s determination to a Listing Qualifications Panel.  Alternatively, the Company may apply to transfer its securities to The NASDAQ Capital Market.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements that refer to the Company's intentions to take actions required to regain compliance with the listing standards of The Nasdaq Global Market, the form, timing and effect of any such actions, and the Company's ability to regain compliance. Readers are cautioned that actual events that occur could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual events to differ include, but are not limited to, events and developments affecting the Company's per share stock price that may affect its ability to achieve the minimum bid price requirement, the Company's ability to regain compliance with the minimum bid price listing requirement, the Company's ability to continue to meet the other Nasdaq listing requirements, which could result in the delisting of the Company's common stock even if it achieved compliance with the minimum bid price requirement, the Company's ability to successfully appeal a delisting determination by Nasdaq, and the Company's ability to transfer its listing to The Nasdaq Capital Market. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's annual report on Form 10-K for the year ended December 31, 2007 and InfoSonics' quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. InfoSonics undertakes no obligation to update or revise any forward-looking statements for any reason.

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